Exhibit 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633
Investors/Media Contacts:
ICR, Inc.
Allison Malkin/Alecia Pulman
(203) 682-8225/(203) 682-8224
ULTA ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS
Fourth Quarter Comparable Store Sales Increase 10.4%
Fourth Quarter Diluted EPS of $0.49, a 44.1% Increase
Fiscal 2010 Diluted EPS of $1.16, a 75.8% Increase
     Bolingbrook, IL — March 10, 2011 — Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced financial results for the thirteen week period (“Fourth Quarter”) and fifty-two week period (“Fiscal Year”) ended January 29, 2011, which compare to the same periods ended January 30, 2010.
For the Fourth Quarter:
•	Net sales increased 19.5% to $473.7 million from $396.4 million in the fourth quarter of fiscal 2009;

•	Comparable store sales (sales for stores open at least 14 months) increased 10.4% compared to an increase of 6.2% in the fourth quarter of fiscal 2009;

•	Gross profit increased 110 basis points to 33.1% from 32.0% in the fourth quarter fiscal 2009;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 60 basis points, excluding the planned non-recurring compensation charge, compared to fiscal 2009;

•	Operating income increased 43.0% to $49.0 million, or 10.3% of net sales, compared to $34.3 million, or 8.6% of net sales, in the fourth quarter of fiscal 2009;

•	Tax rate of 38.3% reflects a $0.02 per diluted share benefit related to stock option exercises and certain state tax benefits;

•	Net income increased 48.8% to $30.1 million compared to $20.2 million in the fourth quarter of fiscal 2009;

•	Income per diluted share increased to $0.49, including the aforementioned $0.02 per diluted share tax benefit and $0.01 per diluted share reduction related to the planned non-recurring compensation charge. Excluding the net impact of these items, income per diluted share was $0.48, representing an increase of 41.2% from $0.34 in the fourth quarter of fiscal 2009.
Chuck Rubin, President and Chief Executive Officer of Ulta stated: “We are very pleased to report better-than-expected fourth quarter sales and earnings representing an excellent finish to a very strong year for Ulta. Once again, we gained market share across all major product categories of our business driven by our ability to satisfy our guests’ wants and needs with compelling products, great values, exciting marketing and an inviting environment. Ulta has strengthened its position as a beauty destination and we expect to build upon this in 2011 and beyond.
The fourth quarter included a 19.5% increase in total sales driven by a 10.4% increase in comparable store sales; strong performance from our new stores and continued growth in e-commerce,” Mr. Rubin continued. “In addition, operating income growth of 43% was more than double the rate of sales growth as we delivered on our operating margin expansion strategies. The year was equally impressive and included a 19% increase in total sales, an 11% increase in comparable store sales and the opening of 47 new stores for a total of 389 Ulta locations at year end. Net income per share rose 75.8% to $1.16 from $0.66 last year. We continued to fund our growth through internally generated cash while maintaining a strong balance sheet and delivering $79.4 million in free cash flow for the year.”
“For 2011, we plan to build upon our strong foundation. Our priorities are to accelerate our store expansion with plans to open approximately 61 new stores, representing square footage growth of 16%. In addition, we plan to continue to expand our guest offering through new products, services and brands. We expect to leverage our successful loyalty program; broaden our marketing channels; and increase our focus on optimizing the significant opportunity for growth in ulta.com to both drive e-commerce revenue and to support a multi-channel sales strategy. As our first quarter guidance indicates, we are expecting a strong start to the year. We remain confident that our growth strategies along with the continued focused execution of our team will enable us to maintain our favorable performance in the current year and well into the future as we continue on our mission to grow to 1,000 Ulta locations and achieve annual net income growth of 25% to 30% over the next several years,” concluded Mr. Rubin.
For the Fiscal Year 2010:
•	Net sales increased 19.0% to $1,454.8 million from $1,222.8 million in fiscal 2009;

•	Comparable store sales (sales for stores open at least 14 months) increased 11.0% compared to an increase of 1.4% in fiscal 2009;

•	Gross profit increased 250 basis points to 33.3% from 30.8% in fiscal 2009;

•	SG&A expense as a percentage of net sales decreased 40 basis points, excluding the non-recurring compensation charge, compared to fiscal 2009;

•	Operating income increased 74.4% to $118.9 million, or 8.2% of net sales, compared to $68.2 million, or 5.6% of net sales, in fiscal 2009;

•	Net income increased 80.5% to $71.0 million compared to $39.4 million in fiscal 2009;

•	Income per diluted share increased to $1.16, which includes $0.06 per share of non-recurring compensation charge. This compares to $0.66 in fiscal 2009.

•	The Company generated free cash flow of $79.4 million, ended the year with a cash position of $111.2 million and did not utilize its credit facility during fiscal 2010.

Balance Sheet and Cash Flow
     Merchandise inventories at the end of the fourth quarter totaled $218.5 million, compared to $206.9 million at the end of fourth quarter fiscal 2009, representing an increase of $11.6 million. The increase is primarily due to the addition of 43 net new stores opened since January 30, 2010. Inventory per store decreased 6.1% compared to the prior year reflecting the combined effects of inventory reduction initiatives coupled with inventory increases to support the 10.4% increase in comparable store sales.
     The Company generated free cash flow of $79.4 million during the fiscal year ended January 29, 2011. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment. A reconciliation of free cash flow, a non-GAAP measure, is included at Exhibit 5.
Store Expansion
     During the fourth quarter, the Company opened 5 stores located in Albuquerque, NM; Aventura, FL; Manahawkin, NJ; Miami, FL; and Naples, FL. In addition, the Company relocated 1 store in Rockford, IL. The Company ended the fourth quarter with 389 stores and square footage of 4,094,808, which represents a 13% increase compared to the fourth quarter of fiscal 2009.
Outlook
     For the first quarter of fiscal 2011, the Company currently expects net sales in the range of $364 million to $370 million, compared to actual net sales of $320.2 million in the first quarter of fiscal 2010. This assumes comparable stores sales increase of 5% to 7%, compared to a 10.8% increase last year. In addition, the Company plans to open 5 new stores in the first quarter.
     Income per diluted share for the first quarter of fiscal 2011 is estimated to be in the range of $0.29 to $0.31. This compares to income per diluted share for first quarter fiscal 2010 of $0.23.
For fiscal 2011, the Company plans to:
•	Open approximately 61 new stores expanding square footage by approximately 16%, remodel 17 stores and relocate 1 store;

•	incur capital expenditures of approximately $130 million, compared to $97.1 million in fiscal 2010;

•	reduce inventory by approximately 3% on an average per store basis by year end 2011;

•	generate free cash flow.
Conference Call Information
     A conference call to discuss fourth quarter results is scheduled for today, March 10, 2011, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-9039 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on March 17, 2011 and can be accessed by dialing (877) 870-5176 and entering account number 3055 and conference ID number 368022.

About Ulta
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company operates 389 retail stores across 40 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; the possibility that our business plan and development strategy may be impacted by our recent leadership transition; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended January 30, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended October 30, 2010. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	January 29,		January 30,
	2011		2010
	(Unaudited)		(Unaudited)
Net sales	$473,659	100.0%	$396,364	100.0%
Cost of sales (1)	316,973	66.9%	269,722	68.0%

Gross profit	156,686	33.1%	126,642	32.0%

Selling, general and administrative expense (1)	107,159	22.6%	91,755	23.1%
Pre-opening expenses	523	0.1%	615	0.2%

Operating income	49,004	10.3%	34,272	8.6%
Interest expense	179	0.0%	445	0.1%

Income before income taxes	48,825	10.3%	33,827	8.5%
Income tax expense	18,721	4.0%	13,601	3.4%

Net income	$30,104	6.4%	$20,226	5.1%

Net income per common share:
Basic	$0.50		$0.35
Diluted	$0.49		$0.34

Weighted average common shares outstanding:
Basic	59,738		58,116
Diluted	61,919		59,774

(1)	The Company made reclassifications in the statement of income for the 13 weeks ended January 30, 2010 of $1,992 to decrease cost of sales and increase selling, general and administrative expenses to conform to the fiscal 2010 presentation.

Exhibit 2
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)

	52 Weeks Ended		52 Weeks Ended
	January 29,		January 30,
	2011		2010
	(Unaudited)
Net sales	$1,454,838	100.0%	$1,222,771	100.0%
Cost of sales (1)	970,753	66.7%	846,202	69.2%

Gross profit	484,085	33.3%	376,569	30.8%

Selling, general and administrative expense (1)	358,106	24.6%	302,413	24.7%
Pre-opening expenses	7,095	0.5%	6,003	0.5%

Operating income	118,884	8.2%	68,153	5.6%
Interest expense	755	0.1%	2,202	0.2%

Income before income taxes	118,129	8.1%	65,951	5.4%
Income tax expense	47,099	3.2%	26,595	2.2%

Net income	$71,030	4.9%	$39,356	3.2%

Net income per common share:
Basic	$1.20		$0.68
Diluted	$1.16		$0.66

Weighted average common shares outstanding:
Basic	58,959		57,915
Diluted	61,288		59,237

(1)	The Company made reclassifications in the statement of income for the 52 weeks ended January 30, 2010 of $3,520 to decrease cost of sales and increase selling, general and administrative expenses to conform to the fiscal 2010 presentation.

Exhibit 3
Ulta Salon, Cosmetics & Fragrance, Inc.
Condensed Balance Sheets
(Subject to Reclassifications)
(In thousands)

	January 29,	January 30,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$111,185	$4,017
Receivables, net	22,292	13,477
Merchandise inventories, net	218,516	206,948
Prepaid expenses and other current assets	32,790	30,272
Prepaid income taxes	10,684	—
Deferred income taxes	8,922	8,060

Total current assets	404,389	262,774

Property and equipment, net	326,099	290,861

Total assets	$730,488	$553,635

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$87,093	$56,387
Accrued liabilities	76,264	59,189
Accrued income taxes	—	10,781

Total current liabilities	163,357	126,357

Deferred rent	134,572	113,718
Deferred income taxes	30,026	20,952

Total liabilities	327,955	261,027

Commitments and contingencies

Total stockholders’ equity	402,533	292,608

Total liabilities and stockholders’ equity	$730,488	$553,635

Exhibit 4
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Cash Flows
(Subject to Reclassifications)
(In thousands)

	52 Weeks Ended
	January 29,	January 30,
	2011	2010
	(Unaudited)
Operating activities
Net income	$71,030	$39,356
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	64,936	62,166
Deferred income taxes	7,741	3,143
Non-cash stock compensation charges	11,155	5,949
Excess tax benefits from stock-based compensation	(10,640)	(476)
Gain on disposal of property and equipment	(519)	(51)
Change in operating assets and liabilities:
Receivables	(8,815)	4,791
Merchandise inventories	(11,568)	6,654
Prepaid expenses and other current assets	(2,518)	(5,978)
Income taxes	(10,354)	19,885
Accounts payable	30,706	8,576
Accrued liabilities	14,535	16,382
Deferred rent	20,854	12,430

Net cash provided by operating activities	176,543	172,827

Investing activities
Purchases of property and equipment	(97,115)	(68,105)

Net cash used in investing activities	(97,115)	(68,105)

Financing activities
Proceeds on long-term borrowings	—	1,161,673
Payments on long-term borrowings	—	(1,267,720)
Proceeds from issuance of common stock under stock plans	17,100	1,228
Excess tax benefits from stock-based compensation	10,640	476

Net cash provided by (used in) financing activities	27,740	(104,343)

Net increase in cash and cash equivalents	107,168	379
Cash and cash equivalents at beginning of period	4,017	3,638

Cash and cash equivalents at end of period	$111,185	$4,017

Exhibit 5
Ulta Salon, Cosmetics & Fragrance, Inc.
SEC Regulation G Disclosure
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(In thousands)

	52 Weeks Ended
	January 29,	January 30,
	2011	2010
	(Unaudited)
Net cash provided by operating activities	$176,543	$172,827
Less: purchases of property and equipment	(97,115)	(68,105)

Free cash flow (a)	$79,428	$104,722

(a)	Free cash flow is a non-GAAP financial measure. The Company believes free cash flow is an important metric as it represents a measure of how much cash the Company has available after the deduction of capital expenditures, as the Company requires regular capital expenditures to build and maintain stores and purchase new equipment to improve the business. The Company uses this metric internally as the Company believes the sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace the Company’s GAAP results.

Exhibit 6
2010 Store Expansion

	Total stores open	Number of stores	Number of stores
	at beginning of the	opened during the	closed during the	Total stores open
Fiscal 2010	quarter	quarter	quarter	at end of the quarter

1st Quarter	346	2	1	347
2nd Quarter	347	10	1	356
3rd Quarter	356	30	2	384
4th Quarter	384	5	0	389
		Gross square feet
	Total gross square	for stores opened	Gross square feet for	Total gross square
	feet at beginning of	or expanded during the	stores closed	feet at end of the
Fiscal 2010	the quarter	quarter	during the quarter	quarter

1st Quarter	3,613,840	28,977	10,796	3,632,021
2nd Quarter	3,632,021	105,596	15,936	3,721,681
3rd Quarter	3,721,681	340,185	22,536	4,039,330
4th Quarter	4,039,330	55,478	0	4,094,808